Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiaries of the Registrant as of December 31, 2024	Jurisdiction of Organization
Altair Engineering, Inc.	United States
Datawatch Corporation	United States
Altair Product Design, Inc.	United States
Ilumisys Inc.	United States
Altair Bellingham LLC	United States
Altair Bellingham II, LLC	United States
Altair Bellingham III, LLC	United States
RapidMiner, Inc.	United States
Research In FLight, LLC	United States
Metrics Design Automation Inc.	Canada
Altair Engineering Canada, Ltd.	Canada
Altair Engineering (Pty) Ltd.	South Africa
Informatica Altair Mexico S de RL de CV	Mexico
Altair Engineering do Brazil Sistemas e Servicos Ltda	Brazil
Altair Engineering AB	Sweden
Altair Software and Services S.L.	Spain
Altair Engineering GmbH	Germany
RapidMiner GmbH	Germany
Altair Engineering France SAS	France
Altair Engineering Kft.	Hungary
Altair Engineering Srl	Italy
AD Solutions Srl	Italy
Altair Engineering Single Shareholder Ltd.	Greece
Altair Engineering Israel Ltd.	Israel
Altair Engineering Software Pty Ltd.	Australia
Altair Engineering Software (Shanghai) Co. Ltd.	China
Altair Engineering India Pvt. Ltd.	India
Altair Engineering Co. Ltd.	Korea
Altair Engineering Sdn. Bhd.	Malaysia
Altair Engineering Co., Ltd.	Taiwan
Altair Engineering Ltd.	Japan
Altair Engineering (Singapore) Ptd Ltd.	Singapore
Altair Technologies Philippines Inc.	Philippines

Altair Engineering Ltd.	United Kingdom

World Programming Limited	United Kingdom

December 2015 Software Limited	United Kingdom

RapidMiner Limited	United Kingdom